BEST ENERGY DETAILS PLANS TO INCREASE
UTILIZATION OF ACQUIRED DRILLING RIGS

Management Also Comments on Financial Growth Potential with
Fleet Redeployment and Current Cash Liquidity

HOUSTON – (PR NEWSWIRE) – May 7, 2008 – Best Energy Services, Inc. (OTCBB:BEYS), a U.S. energy equipment and services provider, today detailed its planned strategy for optimizing utilization of the fleet of drilling rigs acquired in February 2008 with the acquisition of Bob Beeman Drilling Company, a company based in Moab, Utah engaged in mineral core sampling and water well drilling in Utah, New Mexico, Nevada, Arizona and Colorado.

In a scheduled conference call with investors yesterday afternoon, Chuck Daniels, Chief Operating Officer of Best Energy, noted that Best Energy acquired 12 drillings rigs from Beeman, eight of which are not currently being utilized.  “To optimize utilization of Beeman’s full fleet, we plan to redeploy three rigs that are capable of oil and gas drilling to our service point in Liberal, Kansas,” stated Daniels.  “In light of the fact that we have existing critical infrastructure there, including mechanics, basing these rigs in Liberal will assist us in supporting new drilling projects in Kansas, while positioning us to take advantage of addressing customer demand for drilling rigs in North Texas, Western Oklahoma and Western Nebraska - all with relative ease and convenience.”  Kansas ranks first in drilling permits in the U.S. for oil and gas wells being drilled at a depth less than 5,000 feet; Texas ranks second at a level of 30% below that of Kansas.

The relocation of drilling rigs from Moab, Utah to Liberal, Kansas will commence in earnest over the next 30 days.  It is Best Energy’s plan to relocate one rig every 30 days, allowing for sufficient time to refurbish the rigs, as necessary.

Continuing, Daniels said, “We are also evaluating the redeployment of two coal bed methane (CBM)-capable rigs into the Raton Basin, an active CBM drilling area located within a four hour drive of Liberal, Kansas.  Basing these CBM rigs in Kansas would allow for convenient servicing of the rigs, as necessary.  If work commitments are lined up, we expect to begin redeploying these two rigs within the next 90 days.”

“The two smallest drillings rigs at Beeman will be redeployed to our American Rig Housing yard, in Cleveland, Texas, from where we will market their use to customers in areas spanning from Luling, Texas to Sour Lake, Texas,” added Daniels.

In response to a question regarding management’s year-end financial expectations for improved utilization of the Beeman drilling rigs, Company CFO Jim Carroll stated, “On average each rig working at 100% capacity is capable of generating $1.0 million in Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) annually, based on our current day rates and a 30% margin.”  If all seven of the redeployed rigs were operating at the maximum 100% utilization by the fourth quarter, we could add revenue at the rate of about $1.9 million per month and increase EBITDA at the rate of about $600,000 per month; an effective 80% utilization rate on these rigs, to allow for maintenance and scheduling gaps, would generate monthly EBITDA of about $420,000.

On the call, Carroll also summarized the year end results and commented on financial matters relating to the term and revolving debt facility provided by PNC Bank.  Specifically, he said, “As of this morning, we had repaid about $300,000 of our $5.85 million term loan and we had about $15.67 million outstanding under our $19.15 million revolver.  With the current collateral, we had $1.3 million available, and we’ve never gone below $500,000 in availability.  We expect that our availability will continue to grow going forward.”

To listen to a replay of the conference call in its entirety, please go to www.BEYSinc.com.

About Best Energy Services, Inc.
Based in Houston, Texas, Best Energy Services, Inc. is a leading drilling and ancillary services provider to the domestic oil, gas and mining industries.  Through its subsidiaries, Best Well Service, Inc. and Bob Beeman Drilling Co., and its American Rig Housing operations, the Company is actively engaged in supporting the exploration, production and/or recovery of oil, gas, water and mineral resources in Arizona, Colorado, Kansas, New Mexico, Nevada, Oklahoma, Texas and Utah.  For more information, please visit www.BEYSinc.com.

Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel – including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.

FOR MORE INFORMATION, PLEASE CONTACT
Best Energy Services, Inc.
Jim Carroll, Chief Financial Officer
713-933-2600
or
Elite Financial Communications Group/Elite Media Group
Dodi B. Handy, President and CEO
407-585-1080 or via email at BEYS@efcg.net